UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 30, 2021

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2021, Corning Natural Gas Corporation (“Corning Gas”), a wholly-owned subsidiary of Corning Natural Gas Holding Corporation, obtained a $3 million loan (the “Loan”) from M&T Bank, a New York banking corporation (“M&T”). Corning Gas will use the Loan for working capital purposes.

To evidence the Loan, Corning Gas issued a demand note to M&T in the principal amount of $3 million (the “Note”). The Note bears interest at a variable rate equal to 2.90% plus the greater of (a) the applicable daily simple secured overnight financing rate (“SOFR”) (as further defined in the SOFR Rate Rider attached to the Note) or (b) 0.50%. All amounts under the Note are due and payable upon demand by M&T. Corning Gas expects to repay the Loan from operating revenues.

In connection with the Loan, Corning Gas entered into a general security agreement with M&T (the “Security Agreement”). The Security Agreement secures all obligations of Corning Gas to M&T, including, without limitation, principal and interest on the Loan and any fees and charges. The security interest granted under the Security Agreement covers all personal property of Corning Gas including, among other things, accounts, deposit accounts, general intangibles, inventory, and all fixtures, including, among other things, pipelines, easements, rights of way and compressors in Corning Gas’s gas distribution system. The Security Agreement contains various representations, warranties, covenants and agreements customary in security agreements and various events of default with remedies under the New York Uniform Commercial Code and the Security Agreement. Events of default under the Security Agreement, which permit M&T to exercise its various remedies, include, among others: (i) failure to make any payment when due related to Corning Gas’s obligations under the Security Agreement; (ii) default by Corning Gas in the performance of any other obligation under the Security Agreement and any related documents; (iii) failure to pay when due any indebtedness owing to M&T or the occurrence of any event which could result in acceleration of payment of any such indebtedness; (iv) sale, assignment transfer or delivery of all or substantially all of the assets of Corning Gas to a third party; (v) engagement of, agreement to, or approval of a plan for reorganization, merger or consolidation, division into (or of) one or more entities or series of entities, conversion to another form of business entity, or dissolution of Corning Gas; (vi) entry of any judgment or order of any court or governmental entity against Corning Gas; (vii) various bankruptcy and insolvency events; (viii) any adverse change in Corning Gas, its business, assets, operations, affairs or condition which M&T determines will have a material adverse effect on Corning Gas, its business, assets, operation or condition (financial or otherwise) or on its ability to repay its debts; and (ix) at any time M&T in good faith considers itself insecure with respect to payment of Corning Gas’s obligations to it or other performance of such obligations.

The Note and the Security Agreement are filed as exhibits to this Current Report on Form 8-K. The descriptions above are qualified in their entirety by reference to the full text of these documents.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included under Item 1.01 above is incorporated by reference to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1       Demand Note, dated September 30, 2021, from Corning Natural Gas Corporation to M&T Bank in the principal amount of $3 million.

Exhibit 10.2       General Security Agreement, dated September 30, 2021, between Corning Natural Gas Company and M&T Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

By: /s/ Charles A. Lenns
Chief Financial Officer

Dated: October 5, 2021

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